400 Collins Road NE
Cedar Rapids, Iowa 52498

Exhibit 99.1

News Release

Rockwell Collins elects Jeffrey Turner to board of directors

CEDAR RAPIDS, Iowa (April 20, 2011) – Rockwell Collins' board of directors has elected Jeffrey Turner to become its ninth member. He will fill a position that is subject to re-election at the company's annual shareowners meeting in 2013.

Turner is currently president and chief executive officer as well as a director of Spirit AeroSystems Holdings. He also serves on the Board of Directors of INTRUST Financial Corp.  In his 38-year career, he has held positions of increasing responsibility at The Boeing Company and at Spirit AeroSystems.

"As an active CEO, Jeff will provide a valuable perspective to our board,” said Rockwell Collins Chairman, President and CEO Clay Jones. "He also brings outstanding operational credentials and substantial aerospace industry experience."

Turner holds a master’s degree in management from the Massachusetts Institute of Technology Sloan School of Management. He also holds a Bachelor of Science degree in Mathematics and Computer Science and a Master of Science degree in Engineering Management Science, both from Wichita State University.

Rockwell Collins (NYSE: COL) is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 20,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

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